Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in Gastar Exploration Ltd.’s Form S-8 Registration Statement of information from our reserves report dated January 23, 2012, included in the Annual Report on Form 10-K of Gastar Exploration Ltd. for the fiscal year ended December 31, 2011, and all references to our firm included in or made as part of the Gastar Exploration Ltd. Form S-8 Registration Statement to be filed with the Securities and Exchange Commission on or about June 18, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

June 18, 2012